Exhibit 5.1

                       [Letterhead of Stevens & Lee]

                                                  (610) 478-2000


                           May 19, 2000



Board of Directors
First Leesport Bancorp, Inc.
133 North Centre Avenue
Leesport, Pennsylvania  19533

Re: First Leesport Bancorp, Inc. Non-Employee Director
    Compensation Plan

Ladies and Gentlemen:

     You have asked us to provide you with our opinion whether the 250,000 shares of First Leesport Bancorp, Inc. ("First Leesport") common stock (First Leesport par value) (the "Common Stock") that may be issued from time to time pursuant to First Leesport Bancorp, Inc. Employee Stock Purchase Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

    In connection with this matter, we, as counsel to First Leesport, have reviewed the following:

     1. the Pennsylvania Business Corporation Law of 1988, as amended;

     2. First Leesport's Articles of Incorporation, as amended and restated;

     3.  First Leesport By-Laws, as amended;

     4.  Resolutions adopted by First Leesport's Board of
         Directors on March 8, 2000; and

     5.  the Plan.

     Based upon such review, it is our opinion that the Common Stock issuable under the Plan, when and as issued in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that First Leesport will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement that the Company is filing this date in connection with the registration of 250,000 shares of Common Stock issuable under the Plan. In giving this consent, however, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              STEVENS & LEE








Board of Directors
First Leesport Bancorp, Inc.
April ___, 2000
Page 2


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